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                                                                    EXHIBIT 23.1



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We have issued our report dated April 18, 1995, accompanying the consolidated financial statements and schedules of Countrywide Credit Industries, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended February 28, 1995, which is incorporated by reference in this Amendment No.2 to the Registration Statement (File No. 33-59559) and included in the Prospectus. We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement and inclusion in the Prospectus of the aforementioned report and to the use of our name as it appears under the caption
"Experts."


GRANT THORNTON LLP

/s/ GRANT THORNTON LLP


Los Angeles, California

June 16, 1995